Exhibit 10.2

* Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

PURCHASE AND SALE AGREEMENT

by and between

CORECIVIC, INC. a Maryland corporation,

as Seller,

and

THE UNITED STATES OF AMERICA AND ITS ASSIGNS,

BY AND THROUGH THE DEPARTMENT OF HOMELAND SECURITY

as Buyer

Dated as of July 2, 2026

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 2nd day of July, 2026 (the “Effective Date”) pursuant to 6 U.S.C. §§ 202, 251, and 551, and 8 U.S.C. §§ 1226 and 1231 by and between CoreCivic, Inc., a Maryland corporation (successor by name change to Corrections Corporation of America, a Maryland corporation) having an address of 5501 Virginia Way, Suite 110, Brentwood, Tennessee 37027 (“Seller”), and United States of America, by and through the Department of Homeland Security (“Buyer”) (each of Buyer and Seller being a “Party” and collectively being the “Parties”), and is joined in for the limited purposes set forth herein by Chicago Title Insurance Company, as escrow agent (the “Escrow Agent”).

PROPERTY

A. Land. That certain parcel of land legally described on Schedule A attached hereto (the “Land”);

B. Building and Improvements. The building (the “Building”) containing approximately 455,158 square feet of space and all of Seller’s right, title, and interest in and to all other buildings, fixtures and other improvements located on the Land, and all fixtures related thereto (collectively, the “Improvements”);

C. Appurtenances. To the extent the same may be assigned or transferred to Buyer from Seller, all of Seller’s right, title, and interest in and to all easements, rights, interests, claims, privileges, and appurtenances, if any, belonging or appertaining to the Land or the Improvements, including without limitation, all rights relating to minerals, oil, gas and other materials, all development rights such as air rights or water rights, and all right, title, and interest of Seller, if any, in and to all adjoining streets, alleys, waterways, and rights of way (collectively, the “Appurtenances”);

D. Tangible Personal Property. All tangible personal property owned by Seller and located on the Land and used exclusively in connection therewith, including without limitation the items listed on Schedule D attached hereto (collectively, the “Personal Property”);

E. Intangible Personal Property. To the extent the same may be assigned or transferred to Buyer from Seller, all of Seller’s right, title and interest, if any, in and to the following intangible assets relating to the Land, the Improvements, the Appurtenances or the Personal Property: (i) plans and specifications, (ii) licenses, permits, orders of condition, approvals and authorizations issued by a governmental authority, (iii) warranties, guaranties, express or implied, from contractors, builders, manufacturers and suppliers, inuring to the benefit of Seller and relating to the Improvements, and (iv) all other intangible personal property rights of Seller used in connection with the ownership, use, operation and enjoyment of the Land (collectively, the “Intangible Property”); and all of the items described in Section A through E above are the “Property.” Intangible Property will not include names, trademarks, and identifying materials of Seller or its affiliates; proprietary software and systems; insurance policies and related proceeds; tax refunds and credits for periods prior to Closing; claims and causes of action arising prior to Closing; appraisals, internal memoranda, and privileged communications; employee records; and accounts receivable accruing prior to the Closing Date (collectively, “Excluded Property”).

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.	Sale and Purchase. Subject to the terms and conditions set forth herein, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and accept from Seller, the Property.

2.

Purchase Price. The purchase for the Property shall be Seven Hundred Thirty Nine Million Two Hundred Eight Thousand Four Hundred Ninety Six Dollars ($739,208,496.00) (the “Purchase Price”) and shall be paid at the Closing (as defined in Section 12.1 below) by wire transfer or immediately available funds, subject to any prorations, adjustments, and credits made pursuant to the terms of this Agreement including without limitation Section 4 below.

3.	RESERVED.

4.	Prorations, Credits, and Adjustments.

4.1.

All real estate taxes, and installments of special assessments (if any), relating to the Property due and payable for the fiscal year in which the Closing occurs shall be prorated as of the Closing Date (as defined in Section 12.1 below), based on the full fiscal year, with the day of the Closing allocated to Seller. The Buyer is an entity of the federal government and is exempt from all state and local taxes, including real estate taxes. Once in possession, real estate taxes will no longer be assessed on the property and neither Party will be responsible for them going forward. Such state and local taxes shall be the responsibility of the Seller for the period up to and including Closing. To the extent that the Buyer receives a tax bill after Closing that relates to such period, the Buyer agrees to promptly forward the same to the Seller for payment. The provisions of this Section 4.1 shall survive the Closing and the delivery and recording of the Deed.

4.2.

Seller agrees to keep all utility accounts in Seller’s name for fifteen (15) Business Days after Closing. Buyer agrees to credit $500.00 at Closing to Seller for payment of those utilities. In the event there is above average use from and after Closing during the 15 Business Days, Seller can seek reimbursement from Buyer for such additional usage and costs.

4.3.	RESERVED.

4.4.

There are no local, county, and state transfer taxes and recordation taxes or fees applicable to the purchase and sale transaction. Seller shall pay all deed or transfer taxes imposed by the state in which the Property is located, any premium for title insurance that Buyer may elect to obtain at Closing, and the recording costs of any and all instruments that may be necessary for Seller to deliver title to the Property as herein specified. Consistent with California custom, Buyer shall pay the cost of recording the instruments of conveyance. Buyer shall pay any premium for title insurance endorsements that Buyer may elect to obtain at the Closing.

4.5.

Except as otherwise provided herein, including without limitation by the provisions of Section 14.10 below, each of Seller and Buyer shall pay its own attorney’s fees incurred in connection with the negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement. Buyer shall pay the costs of any survey or plan, environmental site assessment, appraisal, or title examination that Buyer may elect to obtain in connection with the Property, together with all of Buyer’s other due diligence expenses. Buyer and Seller shall each pay one half of any fees payable to the Escrow Agent for acting as escrow agent.

4.6.

Subject to Section 4.2, Seller shall be responsible for all expenses normal to the ownership, operation, and maintenance of the Property, including without limitation taxes, insurance, electrical, gas, oil, and water and sewer use charges for the periods prior to the Closing Date, and Buyer shall be responsible for all such applicable charges (excluding taxes so long as Buyer is exempt from the payment of taxes) allocable to periods including and following the Closing Date.

4.7.

In the absence of error or omission, all prorations, adjustments, and credits made and determined as herein provided shall be final as of the Closing Date, unless otherwise specified herein. If, within nine (9) months following the Closing Date, an error or omission in the determination or computation of any of the prorations, adjustments and credits shall be discovered, then, promptly following discovery thereof, the Parties shall make the appropriate adjustments required to correct such error or omission. The provisions of this Section 4.7 shall survive the Closing and the delivery and recording of the Deed.

5.	Due Diligence.

5.1.

Seller Property Documents. Prior to the Effective Date, Seller shall provide to Buyer copies of all Property documentation including all relevant applications/certificates/designations/and energy audits, all permits and regulatory approvals required for the lawful operation of the Property, all environmental reports and documents, including reporting documents and correspondence received and sent to governmental authorities, structural reports, building maintenance reports, tax information including assessments and abatement appeals, service contracts, title reports, guarantees and warranties, certificates of occupancy, any pending litigation, reciprocal easement and CC&R agreements, current budget including anticipated capital expenditures, ALTA survey, legal description of the Property, site plans, current and prior two (2) year tax bills, building plans, as-built plans and specifications, and all other documents, instruments, and materials as more specifically described on Schedule 5.1 attached hereto, but only to the extent in Seller’s immediate possession or control or otherwise can be obtained by exercising good faith, reasonable due diligence (the “Seller Property Documents”), but excluding the Excluded Property. Subject to federal law, regulation, and guidance, Buyer agrees not to disclose the Seller Property Documents pursuant to the terms of the Access Agreement (defined below).

5.2.

Due Diligence Period. The term “Due Diligence Period” as used in this Agreement shall mean the period commencing on the Effective Date of the Access and Confidentiality Agreement by and between Seller and SK2 LLC dated February 1, 2026 (“Access Agreement”), and terminating on the date (the “Due Diligence Period Expiration Date”) that is the earlier to occur of (i) 5:00 P.M. Washington, D.C., time on March 3, 2026 or (ii) Seller’s receipt of a Due Diligence Termination Notice in accordance with Section 5.4 below.

5.3	Buyer Inspections.

5.3.1.

Access. During the Due Diligence Period, Buyer and its agents, consultants, employees, contractors, and representatives (collectively, the “Buyer Inspection Parties”) shall conduct inspections of the Property pursuant to the terms of the Access Agreement (the “Inspections”).

5.3.2.

Disclosures. In the event that Buyer’s Inspections reveal any condition of the Property that in Buyer’s judgment requires disclosure to any governmental agency or authority, Buyer shall proceed with such disclosure pursuant to the Access Agreement.

5.4.

Termination Right. If Buyer in its sole discretion is not satisfied with the results of its due diligence review of the Seller Property Documents or the Inspections, then Buyer shall have the right to terminate this Agreement by providing Seller with written notice (the “Due Diligence Termination Notice”) no later than 5:00 P.M. Washington, D.C., time on the Due Diligence Period Expiration Date, of Buyer’s election not to proceed with the consummation of the purchase and sale transaction contemplated by this Agreement. Upon receipt by Seller of a Due Diligence Termination Notice on or prior to the Due Diligence Period Expiration Date, this Agreement and the respective obligations of Seller and Buyer contained in this Agreement shall immediately terminate and become null and void, and Seller and Buyer shall be released and discharged from all further obligation and liability under this Agreement, except as to such matters as, by the terms of this Agreement, shall survive its termination. In the event Buyer timely exercises its right to terminate this Agreement pursuant to this Section 5.4, Buyer shall promptly return Seller’s Property Documents to Seller and destroy any copies thereof retained by Buyer. As independent consideration for the execution and delivery of this Agreement, and in addition to any other consideration provided herein, Buyer has paid to Seller the sum of One Hundred Dollars ($100.00) (the “Independent Consideration”), the receipt and sufficiency of which are hereby acknowledged by Seller. The Independent Consideration is non-refundable under any circumstances and shall be retained by Seller as consideration for Seller’s execution of this Agreement and the grant of the rights and options contained herein. The Independent Consideration shall not be applied to the Purchase Price at Closing. The Parties acknowledge and agree that this Agreement is binding and enforceable regardless of whether any other consideration is delivered or any conditions to Closing are satisfied or waived.

6.

Environmental Representation. Seller represents that (i) there were no releases of hazardous substances or petroleum products to the environment at the Property by Seller and (ii) there were no violations of environmental laws (including CERCLA, RCRA, the Oil Pollution Act, and the Clean Water Act) by the Seller at the Property, in each case that requires further remediation or correction. Further, Seller represents that to its knowledge there are no hazardous substances or petroleum products in the environment at the Property from activities of previous owners or tenants of the Property.

7.	Title and Survey.

7.1.	Buyer Objections.

7.1.1.

Buyer, at its sole cost and expense, will order a title commitment (“Buyer’s Commitment”) issued by Chicago Title Insurance Company and such survey of the Property as Buyer shall desire (the “Survey”). Buyer shall provide written notice to Seller (the “Title Notice” and the date of such notice, the “Title Notice Date”) of any matters shown by Buyer’s Commitment or the Survey that are not satisfactory to Buyer (collectively, the “Title Objections”) before executing this Agreement.

7.1.2.

Within five (5) Business Days following receipt of the Title Notice, Seller shall give to Buyer a written notice (“Seller’s Response Title Notice”) stating that (i) Seller agrees to cure one or more of the Title Objections identified in the Title Objection Notice on or before the Closing Date, or (ii) Seller does not agree to, or cannot, cure one or more of the defects identified in the Title Objection Notice; it being understood and agreed that Seller shall be obligated to eliminate prior to or as of the Closing all mortgages and assignments of leases and rents, mechanic’s liens, tax liens, assessment liens, judgment liens, attachments, mortgage liens, and other monetary liens affecting the Property unless created by Buyer (“Monetary Encumbrances”). In the event Seller fails to timely deliver to Buyer a Seller’s Response Title Notice, Seller shall be deemed to have elected not to cure any Title Objections including, without limitation, Monetary Encumbrances.

7.1.3.

In the event Seller is unable or unwilling to cure any of the Title Objections contained in Buyer’s Title Notice as set forth in Seller’s Response Title Notice, or if Seller fails to timely deliver Seller’s Response Title Notice, Buyer may terminate this Agreement by written termination notice to Seller received by Seller within five (5) days after delivery of Seller’s Response Title Notice (or if Seller fails to deliver a Seller Response Title Notice, within five (5) days after the date the Seller’s Response Title Notice was due to be delivered) (the “Title Termination Date”). For avoidance of doubt, it is understood that in the event that Seller fails to timely deliver Seller’s Response Title Notice, Buyer shall not be deemed to have waived any Title Objections. As used herein “Permitted Encumbrances” means all matters shown on the Buyer’s Commitment and Survey other than those matters Seller cures, or commits in the Seller Response Title Notice to cure, and Monetary Encumbrances.

7.2.

New Encumbrances. Seller shall notify Buyer within five (5) Business Days of Seller becoming aware of any new title or survey matter first occurring after the date of Buyer’s Commitment or the Survey that is not created by, through or under Buyer (each a “New Encumbrance”). Notwithstanding whether such notice is given, Buyer shall have the right to object to any New Encumbrance that is not acceptable to Buyer, by giving written notice of the New Encumbrance to which Buyer is objecting. In the event Buyer gives written notice of objection to any New Encumbrance as herein provided, the provisions of Section 7.1 shall apply with respect thereto as if set forth herein in full. Notwithstanding the foregoing, if any New Encumbrance is a Monetary Encumbrance, Seller must satisfy the same on or before the Closing in accordance with the provisions of Section 7.1. Seller covenants and agrees that it shall not grant any rights or otherwise accept any New Encumbrance (including any Monetary Encumbrance other than inchoate liens for real estate taxes) before the Closing.

7.3.

Deed Restrictions and Use Limitations. Seller represents and warrants that during the time period between the Effective Date and Closing, the Property has not been used for any use other than its ordinary and present use.

7.4

Survival. The representations and warranties set forth in this Section 7.3 shall survive the Closing for a period of two (2) years and shall not be merged with the execution and delivery of the Deed or any other closing documents.

8.	Possession.

8.1.

Possession. On the Closing Date, except as otherwise agreed to by Buyer and Seller, Seller shall deliver possession of the Land and the Improvements to the Buyer, (i) free and clear of all tenants and parties in possession, (ii) with all personal property and debris removed, other than the Personal Property included in the Bill of Sale (see Section 12.2.2), and (iii) in substantially the same condition they were in as of the Due Diligence Period Expiration Date, ordinary wear and tear excepted. The Buyer shall be entitled to a re-inspection of the Property prior to the Closing to determine whether the condition thereof complies with the provisions of this Section 8.1.

9.	Representations and Warranties.

9.1.	Seller Representations and Warranties. The Seller represents and warrants to the Buyer that, except as disclosed in the Seller Property Documents, as of the Effective Date:

9.1.1.

Authority. Seller is a corporation, duly authorized, legally existing and in good standing under the laws of the State of Maryland. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated hereby. This Agreement has been, and all of the documents to be executed and delivered by Seller at Closing shall be, duly authorized by all requisite company action and properly executed and shall constitute valid and binding obligations of Seller, subject to applicable bankruptcy and similar laws for the benefit of debtors.

9.1.2.

Bankruptcy. Seller has not (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law with respect to bankruptcy, insolvency or other relief for debtors, or (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding to hold, administer and/or liquidate all or substantially all of its assets.

9.1.3.

Litigation. There is no action, suit, or proceeding pending before a court or administrative body that remains outstanding against the Property or Seller that (i) relates to the physical condition of the Property or the Property’s compliance with applicable laws; or (ii) would materially and adversely affect Seller’s ability to consummate the transactions hereunder or the Buyer’s operation, beneficial enjoyment, or intended use of the Property.

9.1.4.

No Foreclosure. Seller has not received any written notice from any lender, mortgagee, lienholder, or other secured party, of any pending or threatened foreclosure or execution action or proceeding affecting all or any portion of the Property, by either judicial or non-judicial foreclosure, or by public or private sale.

9.1.5.	FIRPTA. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.

9.1.6.

No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Seller do not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the Property or assets of Seller by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Seller is a party, that will not be discharged, assumed or released at Closing. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Seller in accordance with its terms.

9.1.7.

No Condemnation. Seller has not received any written notice of any pending or contemplated condemnation, eminent domain or similar proceeding with respect to all or any material portion of the Property.

9.1.8.

Compliance with Law. Seller, or its agents, have not received notice from a governmental authority of any violations of applicable laws with respect to the Property that have not been cured and Seller has obtained all permits and regulatory approvals required for the lawful operation of the Property, which are valid and still in effect, and will transfer to Buyer and/or provide notice to the appropriate regulatory authority for any permits and regulatory approvals which require such transfer or notice.

9.1.9.

Third-Party Contracts. There are no third-party construction, management, leasing, service, equipment, supply, maintenance, or concession contracts or agreements in effect with respect to the Property which shall be binding upon Buyer or the Property after the Closing.

9.1.10.	Leases. There are no leases or occupancy agreements affecting the Land or the Improvements and there are no tenants, licensees or occupants of all or any portion of the Land and Improvements.

9.1.11.

Patriot Act. Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”). Neither the Seller nor any of its affiliates (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

Seller shall notify Buyer in writing if, after the execution of this Agreement, Seller receives notice that any event occurs or condition exists which renders any of the foregoing materially untrue or misleading.

9.2.	Buyer Representations. The Buyer represents to the Seller that, as of the Effective Date:

9.2.1.

Buyer executes this Agreement under the authority of 6 U.S.C. §§ 202, 251, and 551, and 8 U.S.C. §§ 1226 and 1231. The property is delivered and subject to the rules and regulations as may be prescribed by the Secretary of the U.S. Department of Homeland Security, the Federal Property and Administrative Services Act, 40 U.S.C. §§ 101–1315, and the Federal Land Policy and Management Act, 43 U.S.C. §§ 1701–1787, provided that Seller is not responsible for compliance with the foregoing. Buyer has the full right and authority and has obtained any and all consents and appropriations required to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated hereby. This Agreement has been, and all of the documents to be executed and delivered by Buyer at Closing shall be, duly authorized by all requisite Federal government action and properly executed and shall constitute valid and binding obligations of Buyer.

Buyer shall notify Seller in writing if, after the execution of this Agreement, Buyer receives notice that any event occurs or condition exists which renders any of the foregoing materially untrue or misleading.

9.3.

Survival. Seller’s representations set forth in Section 9.1 shall survive the Closing for a period of two (2) years (the “Survival Period”) and shall not be merged with the execution and delivery of the Deed and other closing documents hereunder. Each of Seller and Buyer shall execute and deliver to the other at the Closing a certificate to the effect that (i) the representations and warranties of such Party which are set forth in this Section 9 remain true and correct in all material respects as of the Closing Date, and (ii) such Party has complied with all of the covenants of such Party which are set forth in Section 10 below.

9.4

“As Is” Sale. Except as otherwise provided herein, in the Deed, and the other documents delivered by Seller pursuant to this Agreement, Buyer acknowledges and agrees that Seller has not made, does not make, and specifically negates and disclaims any representations or warranties whatsoever, whether expressed or implied, oral or written, past, present, or future concerning the Property, including, but not limited to, the condition thereof and the suitability thereof for any or all activities and uses which the Buyer might conduct thereon. Except as otherwise provided herein, and in the Deed or the other documents delivered by Seller pursuant to this Agreement, Buyer acknowledges that to the maximum extent allowed by law, the sale of the Property will be made in an “AS IS”, “WHERE IS” and “SUBJECT TO ALL FAULTS” condition, provided that Seller has not made use of the Property different from its ordinary and present use during the time period between the Effective Date and Closing, and that Seller has provided all disclosures as required by local, state, and federal law.

10.	Seller Covenants.

10.1.	Affirmative Covenants. Between the Effective Date and the Closing Date, Seller agrees to:

10.1.1.	manage and operate the Property only in a prudent and usual and customary manner as required under Article 8 of this Agreement and in accordance with all applicable laws and regulations;

10.1.2.	maintain the Property in its present order and condition, and deliver the Property on the Closing Date in the condition required under Article 8 of this Agreement, usual wear and tear excepted;

10.1.3.	give prompt written notice to Buyer of any fire or other casualty affecting any portion of the Property after the Effective Date;

10.1.4.

deliver to Buyer promptly after receipt by Seller copies of all written notices of violation, taking, or eminent domain issued by any board, bureau, commission, department, or body of any municipal, county, state, or federal government unit, or any subdivision thereof, with respect to the Property received by Seller after the Effective Date; and

10.1.5.

in the event Seller becomes aware that any representation or warranty of Seller set forth in Section 9 hereof will not be true and correct in all material respects on the Closing Date, as if made at and as of the Closing Date, give prompt written notice thereof to Buyer, which notice shall include all appropriate information related thereto that is in Seller’s possession or control.

10.2.	Negative Covenants. Between the Effective Date and the Closing Date, Seller agrees that, without Buyer’s written consent in each case, it will not:

10.2.1.

voluntarily grant, create, assume, or permit to be created any mortgage in excess of any presently outstanding principal sum, lien, encumbrance, easement, covenant, condition, right-of-way, or restriction upon the Property, or voluntarily take or permit any action adversely affecting the title to the Property, as it exists on the Effective Date;

10.2.2.	enter into any leases upon the Property or enter into any contracts concerning the Property that would be binding on the Buyer after the Closing; or

10.2.3.

directly or indirectly transfer or market the Property to others, employ or direct any agent with respect to the marketing or disposition of the Property, directly or indirectly solicit, accept, or consider any such offer or expression of interest, or negotiate or enter into any “back up” or contingent offers or agreements with respect to the sale of the Property.

11.	Conditions to Closing.

11.1.

Conditions to Buyer’s Obligations. Buyer’s obligation to purchase the Property as contemplated in this Agreement is subject to satisfaction of the following conditions precedent for Buyer’s benefit (each, a “Buyer’s Condition Precedent”), or Buyer’s waiver thereof, it being agreed that Buyer may waive any or all of such conditions, on or prior to the Closing Date or the dates designated below for the satisfaction of such conditions:

11.1.1.	Seller Obligations. As of the Closing Date, Seller shall have performed all of the material covenants and obligations required to be performed by Seller under this Agreement.

11.1.2.

Seller Representations and Warranties. All representations and warranties made by Seller in this Agreement as set forth in Section 9.1 above shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they relate to an earlier date.

11.1.3.

Documents and Deliveries. All instruments and documents required to be delivered by Seller under Section 12.2 below shall be delivered to the Escrow Agent and shall be in form and substance consistent with the requirements of this Agreement.

11.1.4.

Title. Title to the Property as of the Closing Date shall not be subject to any encumbrances, except for the Permitted Encumbrances, substantially in the form attached as Exhibit A hereto, duly executed and acknowledged by Seller (the “Deed”).

11.2.

Conditions to Seller’s Obligations. Seller’s obligation to sell the Property as contemplated in this Agreement is subject to satisfaction of the following conditions precedent for Seller’s benefit (each, a “Seller’s Condition Precedent”) or Seller’s waiver thereof, it being agreed that Seller may waive any or all of such conditions, on or prior to the Closing Date or the dates designated below for the satisfaction of such conditions:

11.2.1.	Buyer’s Obligations. As of the Closing Date, Buyer shall have performed all of the covenants and obligations required to be performed by Buyer under this Agreement.

11.2.2.

Buyer Representations. All representations and warranties made by Buyer in this Agreement as set forth in Section 9.2 above shall be made in good faith in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they relate to an earlier date.

11.2.3.

Documents and Deliveries. All payments, instruments and documents required to be delivered by Buyer under Section 12.3 below shall be delivered to the Escrow Agent and shall be in form and substance consistent with the requirements of this Agreement.

12.	Closing.

12.1.

Time of Closing. The consummation of the purchase and sale of the Property (the “Closing”) shall be held at 11:00 A.M. Washington, D.C., time at a place agreed upon by the Seller and the Buyer, on or before July 2, 2026 (the “Closing Date”). The parties may also choose to use an Escrow procedure instead and shall consummate the transaction through Escrow Agent on or before the Closing Date.

12.2.	Seller Deliveries. At the Closing, Seller shall deliver to the Escrow Agent the following:

12.2.1.

a general warranty deed to the Land, the Improvements, and the Appurtenances from Seller, free from encumbrances except for the Permitted Encumbrances, substantially in the form attached as Exhibit A hereto, duly executed and acknowledged by Seller (the “Deed”);

12.2.2.	a bill of sale for the Personal Property, substantially in the form attached as Exhibit B hereto, duly executed by Seller (the “Bill of Sale”);

12.2.3.	an assignment and acceptance of the Intangible Property, substantially in the form attached as Exhibit C hereto, duly executed by Seller (the “Assignment and Acceptance of Intangible Property”);

12.2.4.

evidence reasonably satisfactory to Buyer that any third party contracts affecting the Property have be terminated as of the Closing Date, and that no obligations thereof are or will be binding on Buyer;

12.2.6.

an affidavit of the Seller dated as of the Closing Date that, to Seller’s knowledge, (A) no services have been performed or materials supplied for or to the Seller with respect to the Property during the 90 days immediately preceding the Closing Date for which mechanic’s or materialman’s lien rights may exist and for which payment in full has not been made (or, in the event that any such services shall have been performed or materials delivered within said period and not been paid for in full, waivers of mechanic’s and materialman’s liens as a result thereof), and (B) no tenants or other parties are in, or claim or assert rights to, possession of the Land or the Building;

12.2.7.	an affidavit of the Seller to the effect that the Seller is not a “foreign person” as that term is defined in Internal Revenue Code Section 1445(f)(3);

12.2.8.	an Internal Revenue Service 1099-S form duly executed by the Seller;

12.2.9.	the certificate concerning representations and warranties of the Seller contemplated by Section 9.3 above duly executed by the Seller;

12.2.10.	a joint settlement statement duly executed by Seller; and

12.2.11.

such other documents as Seller may be required to deliver to Buyer at Closing hereunder or as may be required to comply with applicable law, or are reasonably required by the Escrow Agent, and/or are usual and customary in transactions of this type.

12.3.	Buyer Deliveries. At the Closing, the Buyer shall deliver to the Escrow Agent the following:

12.3.1.	in accordance with the Escrow Agent’s instructions, a wire transfer in the amount of the balance of the Purchase Price specified in Section 2.3 above;

12.3.2.	the Assignment and Acceptance of Intangibles, duly executed by Buyer;

12.3.3.	the certificate concerning representations of Buyer contemplated by Section 9.3 above duly executed by Buyer;

12.3.4.	a joint settlement statement duly executed by Buyer; and

12.3.5.	such other documents as Buyer may be required to deliver to Seller at Closing hereunder or as may be required to comply with applicable law and/or are usual and customary in transactions of this type.

13.	Default / Remedies.

13.1.

Limitation. Seller shall not be entitled to recover any consequential, incidental, punitive, or special damages from Buyer in connection with the breach or default of any term or condition of this Agreement. The provisions of this Section 13.1 shall survive the Closing and the delivery of the Deed or any expiration or termination of this Agreement.

14.	Miscellaneous.

14.1.	Brokers.

14.1.1.	RESERVED.

14.1.2.

Seller represents and warrants that it has not dealt with any person in connection with the transaction contemplated hereby that would be entitled to a brokerage commission, finder’s fee, or other similar compensation, except CBRE (the “Broker”). The Seller shall indemnify, protect, and save Buyer, and hold Buyer forever harmless, from and against, and reimburse Buyer for, any and all obligations, claims, demands, causes of action, liabilities, losses, damages, judgments, penalties, and costs and expenses (including, without limitation, reasonable attorneys’ fees) which may be imposed upon, asserted against, or incurred or paid by Buyer, or for which Buyer may become obligated or liable, by reason of, on account of, or in connection with a breach of the aforesaid representation and warranty by Seller.

14.1.3.

The Parties agree that Seller shall be solely responsible for all commissions due and payable to the Broker in connection with the sale of the Property to the Buyer hereunder pursuant to a separate agreement.

14.1.4.	The provisions of this Section 14.1 shall survive the Closing and the delivery of the Deed or any expiration or termination of this Agreement.

14.2.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and, to the extent permitted hereby, their respective legal representatives, successors and assigns.

14.3.

Entire Agreement; Modifications. Except the Access Agreement to the extent applicable, this Agreement embodies the entire agreement between the Parties hereto with respect to the Property and the subject matter hereof, and supersedes any and all prior negotiations, agreements and understandings, written or oral, formal or informal, all of which are deemed to be merged herein. No representations, statements, warranties, covenants, undertakings or promises of Seller or Buyer or any representative or agent of either of them, whether oral, implied or otherwise and whether made before or after the date hereof, shall be considered a part hereof or binding upon such Party unless set forth herein or agreed to by the Parties in writing, nor shall any provision of this Agreement be supplemented, terminated, modified or waived except by a writing signed by both Parties. No modification or amendment to this Agreement of any kind whatsoever, shall be made or claimed by Seller or Buyer, and no notice of any extension, change, modification or amendment made or claimed by Seller or Buyer shall have any force or effect whatsoever unless the same shall have been reduced to writing and executed by Seller and Buyer.

14.4.

Acceptance of Deed. The Parties agree that, except to the extent expressly provided herein or by way of a specific agreement in writing which by its terms shall expressly survive the Closing, the delivery by Seller and the acceptance by Buyer of the Deed and the other documents and instruments to be delivered by Seller at the Closing shall be deemed to constitute full compliance by Seller with all of the terms, conditions and covenants of this Agreement on Seller’s part to be performed.

14.5.

Pronouns. All pronouns and nouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties or the context may require.

14.6.

Recording. Subject to federal law, regulation, and guidance, the Buyer agrees not to record or file this Agreement or any notice or memorandum hereof or reference hereto on any public records, including without limitation the San Diego County Registry of Deeds. Any such recording or filing shall constitute a default hereunder, and this Agreement shall become void at the option of Seller, which option shall be exercised by Seller by recording or filing notice thereof in such public records.

14.7.

Applicable Law. The Buyer is executing this Agreement pursuant to authority under of 6 U.S.C. §§ 202, 251, and 551, and 8 U.S.C. §§ 1226 and 1231. The Property is delivered and subject to the rules and regulations as may be prescribed by the Secretary of the U.S. Department of Homeland Security, the Federal Property and Administrative Services Act, 40 U.S.C. §§ 101–1315, and the Federal Land Policy and Management Act, 43 U.S.C. §§ 1701–1787, provided that Seller is not responsible for compliance with such rules and regulations. Any action brought by either Party with respect to this Agreement shall be brought a federal court of competent jurisdiction.

14.8.

Notices. Any notice, report, demand, request or other instrument or communication authorized, required or desired to be given under this Agreement by the Buyer or the Seller shall be in writing and delivered by hand, by first class certified mail, postage prepaid, return receipt requested, by express mail or express courier service, or by email, if addressed to the Party intended to receive the same or their attorney, to the address set forth below:

Seller:

CoreCivic, Inc.

5501 Virginia Way, Suite 110

Brentwood, TN 37027

Attention: Erik Rasmussen and Stephen Hargraves

E-mail: [*]

[*]

With copy to:

Bass Berry & Sims, PLC

21 Platform Way South, Suite 3500

Nashville, TN 37203

Attention: Eric Knox

E-mail: [*]

Buyer:

Tamim Chowdhury, Real Estate Contracting Officer, DHS

Facilities Management Division

500 12th Street SW, Suite 3000

Washington, DC 20536

Email: [*]

With copy to:

James Grossmann, SK2, LLC

6163 Chickering Ct.

Nashville, TN 37215

Email: [*]

All such notices shall be deemed to have been duly given on (i) the date of receipt if delivered by hand, if sent by express courier service or sent by email (with a confirmation copy sent by first class mail) or (ii) the earlier of the date of receipt and the date of first attempted delivery by the U.S. Postal Service, if transmitted by mail as aforesaid.

Either Party may change the address to which any such notice, report, demand, request or other instrument or communication to such Party is to be delivered or mailed, by giving written notice of such change to the other parties, but no such notice of change shall be effective unless and until received by such other parties.

14.9.

Calculation of Time. Whenever in this Agreement a period of time is stated as a number of days, it shall be construed to mean calendar days; provided, however, that when any period of time so stated would end on a Saturday, Sunday or legal holiday, such period shall be deemed to end on the next day following that is not a Saturday, Sunday or legal holiday (such day that is not a Saturday, Sunday or legal holiday, a “Business Day”). Time is of the essence as to all dates and times specified in this Agreement.

14.10.

Expenses. If any action is brought to enforce or interpret any provision of this Agreement, then, consistent with federal law and only pursuant to an order of a federal court of competent jurisdiction, the prevailing Party in such action may seek to recover the reasonable legal fees and expenses incurred in connection with such action. The provisions of this Section 14.10 shall survive the Closing and the delivery and recording of the Deed or any expiration or termination of this Agreement.

14.11.

Waivers; Extensions. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

14.12.	Exhibits and Schedules. All exhibits and schedules to this Agreement are hereby incorporated by this reference into this Agreement.

14.13.

Counterparts; Captions. This Agreement may be executed in counterparts, each of which shall be deemed an original. Signatures of this Agreement transmitted by electronic mail (*.pdf or similar file types) shall be valid and effective to bind the Party so signing. The captions contained in this Agreement are for convenience of reference only and shall not affect the construction to be given to any of the provisions hereof.

14.14.	RESERVED.

14.15.

Insurance Obligation. Seller hereby agrees that, until the Closing, Seller shall maintain insurance on the Property with limits of coverage equal to the full replacement value of the Building. All risk of loss shall remain with Seller until the Deed is delivered and recorded.

14.16.	RESERVED.

14.17.	RESERVED.

14.18.

Title and Practice Standards. Any matter arising under or related to this Agreement shall be governed by The Regulations of the Attorney General Governing the Review and Approval of Title for Federal Land Acquisitions (2016) (DOJ Title Standards), and to the extent such laws and practice standards are not superseded by or conflict with the DOJ Title Standards or Federal law, the laws and practice standards of the State/Commonwealth of California.

14.19.

No Personal Liability. Subject to any applicable federal or state law, no trustee, beneficiary, shareholder, officer, director, representative, or agent of Seller or Buyer nor any person or entity in any way affiliated with Seller or Buyer shall have any personal liability with respect to this Agreement, any instrument delivered by such Party at Closing, or the transaction contemplated hereby, nor shall the property of any such person or entity be subject to attachment, levy, execution or other judicial process. The provisions of this Section 14.19 shall survive the Closing and the delivery and recording of the Deed or any expiration or termination of this Agreement.

14.20.	Escrow Agent.

14.20.1.	Obligations. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and shall have no implied duties or obligations.

14.20.2.

Reliance. The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and the Escrow Agent’s duties under this Agreement shall be limited to those provided in this Agreement.

14.20.3.

Indemnification. Unless the Escrow Agent discharges any of its duties under this Agreement in a grossly negligent manner, or is guilty of willful misconduct with regard to its duties under this Agreement, Seller shall indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as the Escrow Agent under this Agreement; and in such connection Seller shall indemnify Escrow Agent against any and all expenses including reasonable attorneys’ fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity..

14.20.4.

Disputes. If the Parties (including the Escrow Agent) disagree about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by the Escrow Agent, or the application of the Closing Proceeds, the Escrow Agent shall hold any Deposit or the Closing Proceeds until the receipt of (i) written instructions from both the Buyer and the Seller or (ii) a final order of a federal court of competent jurisdiction. The Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. The Escrow Agent shall be indemnified by Seller for all costs and reasonable attorneys’ fees in its capacity as the Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

14.20.5	Survival. The provision of this Section 14.20 shall survive the Closing and the delivery and recording of the Deed or any expiration or termination of this Agreement for a period of two (2) years.

14.20.6	Financial Transparency. Parties agree and consent to the escrow company sharing the Buyer’s and Seller’s settlement statement information with both parties.

14.21.

Waiver of Jury Trial. The Seller shall and hereby does waive trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

14.22.	Counsel. Buyer and Seller hereby acknowledge that they have been offered the opportunity to seek and confer with qualified legal counsel of their choice prior to signing this Agreement.

14.23.

Authorization. By executing this Agreement, Buyer and Seller authorize their respective attorneys to execute, on their behalf, any and all extensions in connection with this Agreement, including, but not limited to, extensions for completion of any and all Inspections and/or extensions for the date of Closing.

14.24.

Confidentiality. Subject to applicable law, including any federal law and federal rules or regulations (which shall include federal securities laws, rules or regulations), any stock exchange rule or regulation, or written formal federal guidance of general applicability, Buyer and Seller agree that they shall not disclose the terms of this Agreement, or Buyer’s interest in the Property, to any person or entity other than to their respective attorneys, business consultants, and accountants and any and all persons and entities that Buyer may consult in conducting its due diligence and thereafter as Buyer deems necessary in connection with its purchase of the Property, except as may be approved in writing in advance by the other party in each instance, or as may be ordered by a federal court of competent jurisdiction. In addition to the foregoing, and subject to applicable law, including federal law and federal rules or regulations (which shall include federal securities laws, rules or regulations), any stock exchange rule or regulation, or written formal federal guidance of general applicability, in no event shall Buyer disclose the identity of Seller or any of its affiliates without Seller’s prior written consent. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, Seller (and its affiliates) may, without Buyer’s prior consent, (i) file a Current Report on Form 8-K and any exhibits (including this Agreement) and make any other filings or disclosures with the U.S. Securities and Exchange Commission (the “SEC”) or any other regulatory authority (including any stock exchange) to the extent Seller determines that such filing or disclosure is required, necessary or advisable, and (ii) make public statements consistent with any such filing or disclosure (including via press release).

14.25.

Buyer’s Remedies. In the event the Agreement is terminated by Seller prior to Closing, Buyer shall be entitled to pursue the same remedies against the Seller as it could pursue in the event of breach of the Agreement by the Seller, but in no event shall Seller’s monetary liability exceed $200,000.

14.26.

Seller Representations. The Seller represents and it is a condition of acceptance of this offer that no member or delegate to Congress, or resident commissioner, shall be admitted to or share any part of this Agreement, or to any benefits that may arise there from; but this provision shall not be construed to extend to any agreement if made with a corporation or other legal entity for its general benefit.

14.27.

Displaced Person Status. The Seller agrees that Seller is not a “displaced person” as that term is defined by the Uniform Relocation Assistance and Real Property Acquisition Policies Act, 42 U.S.C. §§ 4602 et seq.

14.28

Gratuities. The Buyer may, by written notice to the Seller, terminate the right of the Seller to proceed under this Agreement if it is found, after notice and hearing, by the Secretary of the U.S. Department of Homeland Security or her duly authorized representative, that gratuities (in the form of entertainment, gifts, or otherwise) were offered or given by the Seller, or any agent or representative of the Seller, to any officer or employee of the Buyer with a view toward securing this Agreement, or favorable treatment with respect to the awarding or amending of this Agreement, or the making of any determinations with respect to the performing of such agreement: Provided, that the existence of the facts upon which the Secretary or her duly authorized representative makes such findings shall be in issue and may be reviewed by any competent court.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as an instrument under seal as of the date first written above.

SELLER: CORECIVIC, INC., a Maryland corporation f/k/a Corrections Corporation of America

By:	/s/ Lucibeth Mayberry
Name: Lucibeth Mayberry
Title: Executive Vice President & Chief Strategy Officer

BUYER: UNITED STATES AND ITS ASSIGNS, BY AND THROUGH THE DEPARTMENT OF HOMELAND SECURITY

By:	/s/ Tamim Chowdhury
Tamim Chowdhury
Real Estate Contracting Officer

The Escrow Agent is executing this Agreement only for the purpose of acknowledging and agreeing to be bound by the provisions of Section 14.20 hereof.

Chicago Title Insurance Company

By:	/s/ Jennifer Chen
Name: Jennifer Chen
Title: VP/Senior Escrow Officer